Exhibit 99.1

For Immediate Release:	Contact: Roger Holliday (Financial) (678) 742-8181 Nancy Young (Media) (678) 742-8118

RUSSELL REPORTS SECOND QUARTER SALES AND EARNINGS

Acquisition-led sales increases result in record second quarter sales;

Outlook updated for the balance of the year

ATLANTA, GA (July 28, 2005) – Russell Corporation (NYSE: RML) today reported fiscal 2005 second quarter earnings of $4.7 million or $.14 per diluted share on sales of $342.1 million, record sales for any second quarter.

The 18 percent gain in sales over last year’s second quarter was led by increases associated with acquisitions, which generated more than $50 million in revenues. Excluding the incremental revenue related to acquisitions, the Company experienced a slight increase in sales for the quarter.

Operating income was $18.0 million in the quarter, down from last year’s $23.9 million which included the one-time gain of $4.4 million associated with the sale of the Company’s position in Marmot Mountain, Ltd.

Sales in the Activewear segment increased more than 10 percent and were particularly strong in the Artwear channel, which recorded sales increases of nearly 15 percent for the quarter. Increased product demand led to significant cost increases associated with ramping up production quickly and reacting to changes in style mix, negatively impacting second quarter profits. Further impacting earnings, Activewear did not achieve all of its cost savings goals.

For the Sporting Goods segment, sales increases of nearly 30 percent were driven by the 2004 acquisitions of AAI, Huffy Sports and Brooks. Overall, these acquisitions were on plan, and, as expected, had no material impact on EPS in the quarter. Excluding these acquisitions, revenue in the Sporting Goods segment declined 12 percent in the quarter.

Mossy Oak experienced declines in revenue and profits for the quarter versus a year ago. Lower prices and the reduction of a major retail program resulted in a revenue decline of more than 30 percent in the quarter. Even though most of Mossy Oak’s sales are planned for the second half, the negative impact to profits is not expected to be offset for the balance of the year.

Also in the Sporting Goods segment, increases in sales in the quarter for the Russell Athletic Group’s base business only partially offset the absence of Major League Baseball and the discontinuance of the Discus brand at a major account.

“Given the expectations we had for the quarter, we are certainly disappointed with the results,” said Jack Ward, chairman and CEO. “The good news is that there is solid consumer demand for our products and the major impacts experienced in the second quarter were primarily operational issues. We are rapidly addressing these issues, but we expect continued impact into the third quarter. We have already taken a number of steps to improve our cost position and further leverage our growth opportunities.”

“Our strategy, to maximize our presence in the sporting goods industry by developing new business and expanding programs within our core brands, continues to be successful with our customers,” Ward added. “An example is the integration of Spalding, AAI and Huffy Sports into the Spalding Group, the world’s largest provider of basketball equipment. We are achieving both operational and sales synergies with a number of accounts beginning to introduce new Spalding products into their markets. We believe we can leverage the strength we have in basketballs with the product offerings from these integrated businesses to create a strong foundation and increased sales, particularly with the turn-around at Huffy Sports.”

As demand has remained strong, Russell continues to anticipate that the Activewear segment will achieve strong sales and profit growth for the year, especially for the Company’s market-leading men’s fleece business.

“In the Sporting Goods segment, Brooks is having a strong year with continued sales gains planned for the second half as well,” Ward added. “With ongoing improvements that are being made through the Spalding integration of Huffy Sports and AAI, we expect to continue building momentum into 2006.” Russell Athletic also anticipates sales increases in the second half, based on the reception of new styles and expanded floor space at retail.

Ward continued, “With expectations for second half sales growth from existing businesses in the 4 to 6 percent range, we are maintaining our 2005 fiscal year sales forecast in the range of $1.500 billion to $1.520 billion versus $1.298 billion in 2004.”

Based on the second quarter results, the Company is revising the forecasted range of earnings per diluted share for fiscal 2005. Excluding the 2004 one-time gain associated with the sale of the position in Marmot Mountain, Ltd., in 2004, revised expectations now include an increase in operating profits of 17 to 19 percent for the year. Fully diluted earnings per share on an ongoing basis are now forecast to be in the $1.40 to $1.48 range. In addition, the Company may take certain actions to improve organizational effectiveness and reduce administrative costs which could result in special charges.

For the remainder of 2005, Russell expects the following ranges:

•	Third quarter earnings

– Total diluted EPS on an ongoing basis, between $.62 and $.70

•	Fourth quarter earnings

– Total diluted EPS on an ongoing basis, between $.52 and $.60

Conference Call Information

Management will have a conference call today, July 28, 2005, at 8:30 a.m. Eastern Time to discuss the second quarter results. The call may be accessed at (877) 264-7865 (domestically), and (706) 634-4917 (internationally), using conference call ID number 7767816. The call will also be simultaneously web cast via the Investor Relations homepage of the Company’s website at http://www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands included in the Sporting Goods Segment are: Russell Athletic®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The predominant brand in the Activewear segment is JERZEES®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward-Looking Statement

This Press Release includes certain “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our stockholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks associated with the Mossy Oak business; (b) our ability to leverage growth opportunities; (c) risks associated with our long-term business strategies, including the integration of the Spalding, AAI and Huffy Sports businesses; (d) our ability to effect cost reductions and resolve current operational issues; (e) changes in customer demand for our products; and (f) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

RUSSELL CORPORATION

Consolidated Statements of Income

(In Thousands Except Share and Per Share Amounts)

	Quarter-to-Date		Year-to-Date
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$342,099	$289,771	$655,341	$541,564
Cost of goods sold	251,895	209,426	479,245	396,586

Gross profit	90,204	80,345	176,096	144,978

Selling, general and administrative expenses	73,186	61,686	146,703	118,164
Other income – net	(1,023)	(5,247)	(1,568)	(5,109)

Operating income	18,041	23,906	30,961	31,923

Interest expense, net	10,064	7,754	18,953	14,941
Non-controlling interests	747	274	1,421	274

Income before income taxes	7,230	15,878	10,587	16,708
Provision for income taxes	2,566	5,716	3,741	6,015

Net income	$4,664	$10,162	$6,846	$10,693

Weighted-average common shares outstanding:
Basic	32,980,182	32,652,492	32,919,043	32,614,822
Diluted	33,540,238	32,836,177	33,368,450	32,843,219

Net income per common share:
Basic	$0.14	$0.31	$0.21	$0.33
Diluted	$0.14	$0.31	$0.21	$0.33

RUSSELL CORPORATION

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Amounts)

	July 3, 2005	January 1, 2005	July 4, 2004
	(Unaudited)	(Note)	(Unaudited)
ASSETS

Current assets:
Cash	$44,784	$29,816	$21,789
Accounts receivable, net	268,078	212,063	225,951
Inventories	466,089	411,701	424,593
Prepaid expenses and other current assets	19,752	17,737	23,614
Income tax receivable	15,647	6,101	10,353

Total current assets	814,350	677,418	706,300
Property, plant & equipment, net	316,246	322,890	317,303
Other assets	251,092	253,801	134,161

Total assets	$1,381,688	$1,254,109	$1,157,764

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$172,721	$190,422	$166,347
Deferred income taxes	13,721	4,054	6,078
Short-term debt	14,975	18,190	9,481
Current maturities of long-term debt	2,024	6,938	6,882

Total current liabilities	203,441	219,604	188,788
Long-term debt, less current maturities	496,758	372,921	362,072

Deferred liabilities:
Income taxes	23,772	20,286	6,609
Pension and other	69,247	64,351	60,790
Non-controlling interests	14,842	14,096	12,348
Commitments and contingencies	—	—	—

Stockholders’ equity:
Common stock, par value $.01 per share; authorized 150,000,000 shares, issued 41,419,958 shares	414	414	414
Paid-in capital	38,325	40,716	38,665
Retained earnings	760,019	755,799	721,168
Treasury stock, at cost	(193,247)	(201,171)	(204,943)
Accumulated other comprehensive loss	(31,883)	(32,907)	(28,147)

Total stockholders’ equity	573,628	562,851	527,157

Total liabilities & stockholders’ equity	$1,381,688	$1,254,109	$1,157,764

Note: Consolidated balance sheet at January 1, 2005 has been derived from audited financial statements.

RUSSELL CORPORATION

Consolidated Statements of Cash Flows

(In Thousands)

	26 Weeks Ended
	July 3, 2005	July 4, 2004
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$6,846	$10,693
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	25,304	23,470
Amortization	1,785	615
Earnings of non-controlling interests	1,421	274
Provision for deferred income taxes	11,029	—
Gain on sale of assets	(597)	(4,614)
Other	3,830	2,132
Changes in operating assets & liabilities:
Trade accounts receivable	(63,289)	(46,954)
Inventories	(57,469)	(72,821)
Prepaid expenses and other current assets	(2,144)	(811)
Other assets	(442)	3,785
Accounts payable and accrued expenses	(10,605)	13,462
Income taxes	(9,267)	4,294
Pension and other deferred liabilities	4,896	925

Net cash used in operating activities	(88,702)	(65,550)
Investing Activities:
Purchases of property, plant & equipment	(20,936)	(10,221)
Proceeds from the sale of property, plant & equipment and other assets	2,687	1,769
Net cash refund from (paid for) acquisitions, joint ventures and other	3,402	(14,758)
Other	(196)	1,469

Net cash used in investing activities	(15,043)	(21,741)
Financing Activities:
Borrowings on credit facility and other – net	118,838	80,424
Borrowings on short-term debt	(1,889)	1,617
Dividends on common stock	(2,626)	(2,605)
Treasury stock re-issued	4,484	1,759
Cost of common stock for treasury	(30)	(17)

Net cash provided by financing activities	118,777	81,178
Effect of exchange rate changes on cash	(64)	(73)

Net increase (decrease) in cash	14,968	(6,186)
Increase in cash from consolidating Frontier Yarns, LLC	—	7,859
Cash balance at beginning of period	29,816	20,116

Cash balance at end of period	$44,784	$21,789

Supplemental schedule of noncash investing and financing activities:
Sold building – portion of proceeds in the form of a note	$—	$1,500
Sold investment – proceeds in the form of stock and cash	—	9,519

Noncash investing and financing activities	$—	$11,019

RUSSELL CORPORATION

FINANCIAL DATA BY REPORTABLE SEGMENT:

(In Thousands)

	Q2		Q2 YTD
	13 Weeks Ended		26 Weeks Ended
	July 3, 2005	July 4, 2004	July 3, 2005	July 4, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET SALES
Sporting Goods	$160,282	$124,122	$325,585	$245,701
Activewear	167,833	151,702	298,159	269,117
All Other	13,984	13,947	31,597	26,746

TOTAL NET SALES	$342,099	$289,771	$655,341	$541,564

SEGMENT OPERATING INCOME
Sporting Goods	$6,956	$12,267 *	$19,399	$24,555 *
Activewear	11,868	13,350	14,965	10,750
All Other	886	2,018	3,834	3,156

TOTAL SEGMENT OPERATING INCOME	$19,710	$27,635	$38,198	$38,461

Reconciliation of total segment operating income to consolidated income before income taxes

Total Segment operating Income	$19,710	$27,635	$38,198	$38,461
Unallocated amounts:
Corporate Expenses	(2,416)	(4,003)	(8,658)	(6,812)
Interest expense, net	(10,064)	(7,754)	(18,953)	(14,941)

CONSOLIDATED INCOME BEFORE INCOME TAXES	$7,230	$15,878	$10,587	$16,708

* Includes one-time gain on the sale of Marmot Mountain, Ltd. of $4.4 Million